Exhibit 99.1

Press Release

BayCom Corp Reports 2025 First Quarter Earnings of $5.7 Million

WALNUT CREEK, CA, April 17, 2025--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank” or “UBB”), announced earnings of $5.7 million, or $0.51 per diluted common share, for the first quarter of 2025, compared to earnings of $6.1 million, or $0.55 per diluted common share, for the fourth quarter of 2024 and $5.9 million, or $0.51 per diluted common share, for the first quarter of 2024.

Net income for the first quarter of 2025 compared to the fourth quarter of 2024 decreased $418,000, or 6.8%, primarily as a result of a $1.0 million increase in provision for credit losses, a $694,000 decrease in net interest income, a $19,000 increase in provision for income taxes and a $13,000 increase in noninterest expense, partially offset by a $1.4 million increase in noninterest income. Net income for the first quarter of 2025 compared to the first quarter of 2024 decreased $175,000, or 3.0%, primarily as a result of a $622,000 decrease in noninterest income and $390,000 increase in provision for credit losses, partially offset by a $473,000 increase in net interest income, $282,000 decrease in provision for income taxes and $82,000 decrease in noninterest expense.

George Guarini, President and Chief Executive Officer, commented, “Our financial results for the first quarter 2025 reflect a continuing trend of new lending activities and improvement in our net interest margin. However, we continue to monitor economic conditions that could result in deterioration of financial markets.  Overall, our financial condition remains strong, and our earnings remain steady.”

Guarini concluded, “We are optimistic that in the near-term, we will see a continuing demand for lending and stable credit quality and earnings. We remain committed to strategically repurchasing shares and paying cash dividends to enhance shareholder value.”

First Quarter Performance Highlights:

●	Annualized net interest margin was 3.83% for the current quarter, compared to 3.80% for the preceding quarter and 3.72% for the same quarter a year ago.
●	Annualized return on average assets was 0.89 % for current quarter, compared to 0.94% for the preceding quarter and 0.92% for the same quarter a year ago.
●	Assets totaled $2.6 billion at March 31, 2025, compared to $2.7 billion at December 31, 2024 and $2.6 billion at March 31, 2024.
●	Loans, net of deferred fees, totaled $2.0 billion at both March 31, 2025 and December 31, 2024, and $1.9 billion at March 31, 2024.
●	Nonperforming loans totaled $10.0 million or 0.51% of total loans, at March 31, 2025, compared to $9.5 million or 0.48% of total loans, at December 31, 2024, and $16.5 million, or 0.87% of total loans, at March 31, 2024.
●	The allowance for credit losses for loans totaled $18.5 million, or 0.94% of total loans outstanding, at March 31, 2025, compared to $17.9 million, or 0.92% of total loans outstanding, at December 31, 2024, and $18.9 million, or 1.00% of total loans outstanding, at March 31, 2024.
●	A $642,000 provision for credit losses was recorded during the current quarter, compared to a $403,000 reversal of provision for credit losses in the prior quarter and a $252,000 provision for credit losses in the same quarter a year ago.

●	Deposits totaled $2.1 billion at March 31, 2025, compared to $2.2 billion at December 31, 2024 and $2.1 billion at March 31, 2024. At March 31, 2025, noninterest-bearing deposits totaled $589.5 million, or 27.7% of total deposits, compared to $689.0 million, or 30.8% of total deposits, at December 31, 2024, and $630.0 million, or 29.4% of total deposits, at March 31, 2024.
●	The Company repurchased 50,793 shares of common stock at an average cost of $25.82 per share during the first quarter of 2025, compared to 1,500 shares of common stock repurchased at an average cost of $24.28 per share during the fourth quarter of 2024, and 198,120 shares of common stock repurchased at an average cost of $20.20 per share during the first quarter of 2024.
●	On February 20, 2025, the Company announced the declaration of a cash dividend on the Company’s common stock of $0.15 per share, which was paid on April 10, 2025 to shareholders of record as of March 13, 2025.
●	The Bank remained a “well-capitalized” institution for regulatory capital purposes at March 31, 2025.

Earnings

Net interest income decreased $694,000, or 2.9%, to $22.9 million for the first quarter of 2025 from $23.6 million for the prior quarter, and increased $473,000, or 2.1%, from $22.4 million for the same quarter a year ago. The decrease from the prior quarter was primarily driven by a decrease in interest income on fed funds sold and interest-bearing balances in banks, and a decrease in interest income on loans, including fees. These decreases were partially offset by a decrease in interest expense on deposits, while other noninterest expense remained relatively unchanged. The increase in net interest income from the same quarter in 2024 primarily reflects increases in interest income on loans and investment securities, partially offset by a decrease in interest income on fed funds sold and interest-bearing balances in banks and an increase in interest expense on deposits. Average interest-earning assets decreased $43.5 million, or 1.8%, and increased $4.7 million, or 0.2%, for the first quarter of 2025 compared to the fourth quarter of 2024 and the first quarter of 2024, respectively.

The average yield earned (annualized) on interest earning assets for the first quarter of 2025 was 5.46%, down from 5.50% for the fourth quarter of 2024 and up from 5.28% for the first quarter of 2024. The decrease from the prior quarter reflects decreased yield on interest-bearing balances in banks. This increase from the first quarter of 2024 reflects the repricing of adjustable-rate loans and securities to higher rates, as well as the origination of new loans at higher rates. The average rate paid (annualized) on interest-bearing liabilities decreased to 2.49% for the first quarter of 2025, compared to 2.58% for the prior quarter, but increased from 2.40% for the first quarter of 2024. The sequential decrease in liability costs was due to a slightly lower cost of interest-bearing deposits and borrowings during the first quarter of 2025. As interest-bearing liabilities tend to have shorter durations, they generally reprice or reset faster than interest-earning assets, which contributed to the decrease.

In 2024, the Federal Open Market Committee (“FOMC”) of the Federal Reserve lowered the target range for the federal funds rate three times, resulting in a target range of 4.25% to 4.50% at March 31, 2025.

Interest income on loans, including fees, decreased $410,000, or 1.5%, to $27.1 million for the three months ended March 31, 2025 from $27.6 million for the prior quarter, due to a five basis point decrease in the average loan yield, partially offset by a $24.5 million increase in the average balance of loans. Interest income on loans, including fees, increased $1.9 million, or 7.5%, for the three months ended March 31, 2025 from $25.3 million for three months ended March 31, 2024, due to a $41.9 million increase in the average balance of loans and a 32 basis point increase in the average loan yield. The average balance of loans was $2.0 billion for the first quarter of 2025, compared to $1.9 billion for both the fourth and  first quarters of 2024. The average yield on loans was 5.64% for the first quarter of 2025, compared to 5.69% for the fourth quarter of 2024 and 5.32% for the first quarter of 2024. The increase in the average yield on loans during the current quarter, compared to the first quarter of 2024 was due to the impact of increased rates on variable rate loans, as well as new loans being originated at higher market interest rates.

Interest income on loans included $215,000 in accretion of the net discount on acquired loans for the three months ended March 31, 2025, compared to $51,000 and $98,000 for the three months ended December 31, 2024 and March 31, 2024, respectively. Accretion of the net discount had minimal to no impact on the average yield on loans during the reported periods. The balance of the net discounts on these acquired loans totaled $223,000, $325,000, and $392,000 at March 31, 2025, December 31, 2025, and March 31, 2024, respectively. Interest income included fees related to prepayment penalties of $162,000 for the three months ended March 31, 2025, compared to $264,000 and $176,000 for the three months ended December 31, 2024 and March 31, 2024, respectively.

Interest income on investment securities increased $4,000, or 0.2%, and was $2.5 million for both the three months ended March 31, 2025 and the three months ended December 31, 2024, and increased $498,000, or 25.5%, from $2.0 million for the three months ended March 31, 2024. The average yield on investment securities increased six basis points to 4.73% for the three months ended March 31, 2025, compared to 4.67% for the three months ended December 31, 2024, and increased 49 basis points from 4.24% for the three months ended March 31, 2024. The increases in average yield were due to higher market interest rates on newly purchased securities and rate resets on variable rate investment securities. The average balance of investment securities totaled $210.2 million for the three months ended March 31, 2025, compared to $208.9 million and $185.7 million for the three months ended December 31, 2024 and March 31, 2024, respectively. In addition, during the first quarter of 2025, we received $393,000 in cash dividends on our FRB and FHLB stock, compared to $394,000 in the fourth quarter of 2024 and $416,000 in the first quarter of 2024.

Interest income on federal funds sold and interest-bearing balances in banks decreased $1.1 million, or 29.0%, to $2.6 million for the three months ended March 31, 2025, compared to $3.7 million for the three months ended December 31, 2024, and decreased $1.5 million, or 35.6%, from $4.1 million for the three months ended March 31, 2024, as a result of changes in the average yield and average balance. The average yield on federal funds sold and interest-bearing balances in banks decreased 32 basis points to 4.47% for the three months ended March 31, 2025, compared to 4.79% for the three months ended December 31, 2024, and decreased 101 basis points from 5.48% for the three months ended March 31, 2024. The decrease in the average yield was due to lowering of the Federal Reserve rates. The average balance of federal funds sold and interest-bearing balance in banks totaled $240.3 million for the three months ended March 31, 2025, compared to $309.6 million and $302.1 million for the three months ended December 31, 2024 and March 31, 2024, respectively.

Interest expense decreased $794,000, or 7.5%, to $9.8 million for the three months ended March 31, 2025, compared to $10.6 million for the three months ended December 31, 2024, and increased $429,000, or 4.6%, compared to $9.3 million for the three months ended March 31, 2024. The decrease from the prior quarter reflects lower funding costs and overall lower average balances, with the increase from the same quarter of 2024 reflecting higher funding costs primarily related to increased rates of interest on our deposits due to higher market rates. The average balance of deposits totaled $2.1 billion for the first quarter of 2025, compared to $2.2 billion for the fourth quarter of 2024 and $2.1 billion for the first quarter of 2024. The average cost of interest-bearing liabilities for the first quarter of 2025 was 2.49%, compared to 2.58% for the fourth quarter of 2024 and 2.40% for the first quarter of 2024. The decrease in the average cost of funds during the current quarter compared to the prior quarter of 2024 was due to lower interest rates paid on money market and time deposits. The increase in the average cost of funds during the first quarter of 2025 compared to the same quarter of 2024 was due to higher interest rates paid on money market and time deposits due to increased competition and pricing pressures and a change in deposit mix due to a shift of deposits from noninterest-bearing accounts to higher costing money market and time deposits. The average cost of deposits (including noninterest-bearing deposits) for the three months ended March 31, 2025 was 1.66%, compared to 1.73% for the three months ended December 31, 2024, and 1.55% for the three months ended March 31, 2024. The average balance of noninterest-bearing deposits decreased $15.6 million, or 2.51%, to $603.7 million for the three months ended March 31, 2025, compared to $619.3 million for the three months ended December 31, 2024 and decreased $36.0 million, or 5.6%, compared to $639.7 million for the three months ended March 31, 2024.

Annualized net interest margin was 3.83% for the first quarter of 2025, compared to 3.80% for the fourth quarter of 2024 and 3.72% for the first quarter of 2024. The average yield on interest earning assets for the first quarter of 2025 decreased four basis points and increased 18 basis points over the average yields for the fourth quarter of 2024 and the first quarter of 2024, respectively, while the average rate paid on interest-bearing liabilities for first quarter of 2025 decreased nine basis points and increased nine basis points over the average rates paid for the fourth quarter of 2024 and the first quarter of 2024, respectively. Net interest margin in the first quarter of 2025 as compared to the fourth quarter of 2024 was positively impacted by lower average yield on interest-bearing liabilities, and as compared to the first quarter of 2024 was positively impact by increasing yields on loans and investment securities and lower average yield on interest-bearing liabilities.

The Company recorded a $642,000 provision for credit losses for the first quarter of 2025, compared to a $403,000 reversal of provision for credit losses, and a $252,000 provision for credit losses for the fourth quarter of 2024 and the first quarter of 2024, respectively. The increase in the provision during the current quarter was primarily driven by loan growth, charge-offs during the quarter, and an increase in specific reserves on individually evaluated loans. Net charge-offs were $102,000 for the first quarter of 2025, compared to net recoveries of $3,000 in the prior quarter of 2024 and net charge-offs of $3.4 million in the first quarter of 2024.

Noninterest income for the first quarter of 2025 increased $1.4 million, or 1555.2%, to $1.4 million compared to $87,000 for the prior quarter of 2024, and decreased $622,000, or 30.2%, compared to $2.1 million for the first quarter of 2024. The increase in noninterest income for the current quarter compared to the prior quarter of 2024 was primarily due to a $954,000 decrease in loss on equity securities as a result of positive fair value adjustments on these securities due to changes in market conditions, a $198,000 increase in gain on sale of loans, a $179,000 decrease in loss on investment in Small Business Investment Company (“SBIC”) fund and a $64,000 increase in service charges and other fees,  partially offset by a $38,000 decrease in other income and fees. The decrease in noninterest income for the current quarter compared to the same quarter of 2024 was primarily due to a $828,000 decrease in gain on equity securities and a $79,000 increase in loss on investment in SBIC fund, partially offset by a $198,000 increase in gain on sale of loans and a $106,000 increase in service charges and other fees primarily due to higher customer deposits placed in Certificate of Deposit Account Registry Service (“CDARS”) and Insured Cash Sweep (“ICS”) money market product services via the IntraFi Network.

Noninterest expense for the first quarter of 2025 increased $13,000, or 0.1%, and was $16.0 million both the first quarter of 2025 and the fourth quarter of 2024, and decreased $82,000, or 0.5%, compared to $16.1 million for the first quarter of 2024. Changes in noninterest expense for current quarter compared to the prior quarter of 2024 included a $276,000 increase in salaries and employee benefits as a result of slightly higher incentive expense, a $175,000 decrease in other expense due to lower legal and other professional costs, a $45,000 decrease in data processing due to lower vendor data processing charges, and a $43,000 decrease in occupancy and equipment expense. The decrease in noninterest expense for first quarter of 2025 compared to the first quarter of 2024 was primarily due to a $101,000 decrease in salaries and employees benefits due to lower headcount, partially offset by increase in salaries and wages, and a $63,000 decrease in other expense due to reduction in legal and other professional cost, partially offset by a $100,000 increase in data processing expense due to newly implemented services in 2025.

The provision for income taxes increased $19,000, or 1.0%, and was $2.0 million for both the first quarter of 2025 and fourth quarter of 2024 and decreased $282,000, or 12.4%, from $2.3 million for the first quarter of 2024. The effective tax rate for the first quarter of 2025 was 25.8%, compared to 24.3% for the prior quarter of 2024 and 27.9% for the first quarter of 2024. The effective tax rate increased from the prior quarter of 2024 due to year-end true-ups recorded in the fourth quarter of 2024, and was lower compared to the first quarter of 2024 due to higher low income housing tax credits.

Loans and Credit Quality

Loans, net of deferred fees, increased $13.8 million from December 31, 2024, and increased $79.9 million from March 31, 2024, and totaled $2.0 billion at both March 31, 2025 and December 31, 2024, compared to $1.9 billion at March 31, 2024. The increase in loans at March 31, 2025 compared to December 31, 2024 was primarily due to $72.1 million of new loan originations and $7.6 million of loan purchases, partially offset by $65.4 million of loan repayments and $2.8 million of loan sales during the current quarter.

Nonperforming loans, consisting solely of non-accrual loans, totaled $10.0 million, or 0.51% of total loans, at March 31, 2025, compared to $9.5 million, or 0.48% of total loans, at December 31, 2024, and $16.5 million, or 0.87% of total loans, at March 31, 2024. The increase in nonperforming loans from the prior quarter-end was primarily due to two new loans totaling $713,000 being placed on non-accrual during the current quarter, partially offset by paydowns on non-accrual loans.

The portion of nonaccrual loans guaranteed by government agencies totaled $618,000 at March 31, 2025, compared to $2.0 million at December 31, 2024 and $2.2 million at March 31, 2024.  The decrease from the fourth quarter of 2024 and first quarter of 2024, was due to the guarantee on one nonaccrual loan expiring at maturity. As of March 31, 2025, there was one loan totaling $150,000 that was 90 days or more past due, still accruing, and in the process of collection. This compares to two such loans totaling $220,000 at December 31, 2024, and no such loans at March 31, 2024. Accruing loans past due between 30 and 89 days at March 31, 2025, totaled $10.8 million, compared to $6.7 million at December 31, 2024 and $2.6 million at March 31, 2024. The $4.1 million increase in accruing loans past due between 30-89 days at March 31, 2025 compared to December 31, 2024, was primarily due to one commercial real estate loan for $1.9 million which was less than 30 days past due at December 31, 2024, coupled with an overall increase in the number of loans past due 30-89 days as compared to the prior quarter-end, due to the timing of borrower payments.

At March 31, 2025, the Company’s allowance for credit losses for loans was $18.5 million, or 0.94% of total loans, compared to $17.9 million, or 0.92% of total loans, at December 31, 2024 and $18.9 million, or 1.00% of total loans, at March 31, 2024. We recorded net charge-offs of $102,000 for the first quarter of 2025, compared to net recoveries of $3,000 in the prior quarter of 2024 and net charge-offs of $3.4 million in the first quarter of 2024. The increase in the allowance for loan losses at March 31, 2025, as compared to December 31, 2024, was primarily attributed to a net increase of $908,000 in specific reserves on individually evaluated loans, partially offset by a net decrease of $350,000 in the reserve for pooled loans. During the first quarter of 2025, the decrease in the pooled reserved was attributable to decrease in qualitative reserve, partially offset by increase in quantitative reserve as a result of the impact of forecasted economic conditions for national gross domestic product decreasing and increasing forecasted national unemployment, both of which are key indicators utilized to estimate credit losses.

As of March 31, 2025, acquired loans net of their discount totaled $152.4 million with a remaining net discount on these loans of $223,000, compared to $163.5 million of acquired loans with a remaining net discount of $326,000 at December 31, 2024, and $200.4 million of acquired loans with a remaining net discount of $392,000 at March 31, 2024. The change in the net discount from December 31, 2024, was due to payoff activity during the current quarter. The net discount includes a credit discount based on estimated losses on the acquired loans, partially offset by a premium, if any, based on market interest rates on the date of acquisition.

Deposits and Borrowings

Deposits decreased $105.2 million, or 4.7%, to $2.1 billion at March 31, 2025, compared to $2.2 billion at December 31, 2024 and decreased $14.1 million, or 0.7%, compared to $2.1 billion at March 31, 2024. During 2025, the overall deposit mix shifted, in part, due to interest rate sensitive clients moving a portion of their non-operating deposit balances from lower costing deposits, including noninterest-bearing deposits, into higher costing money market accounts and time deposits. At March 31, 2025, noninterest-bearing deposits totaled $589.5 million, or 27.7% of total deposits, compared to $689.0 million, or 30.8% of total deposits, at December 31, 2024, and $630.0 million, or 29.4% of total deposits, at March 31, 2024.

We consider our deposit base to be seasoned, stable and well-diversified, and we do not have any significant industry concentrations among our non-insured deposits. We also offer an ICS product that allows customers to insure deposits above FDIC insurance limits. At March 31, 2025 and December 31, 2024, our average deposit account size (excluding public funds), calculated by dividing period-end deposits by the population of accounts with balances, was approximately $60,000 and $62,000, respectively.

The Bank has an approved secured borrowing facility with the FHLB of San Francisco for up to 25% of total assets for a term not to exceed five years under a blanket lien of certain types of loans, with no FHLB advances outstanding at March 31, 2025, December 31, 2024 or March 31, 2024. The Bank has Federal Funds lines with four corresponding banks with an aggregate available commitment on these lines of $65.0 million at March 31, 2025. The Bank has approved discount window advances with the FRB of San Francisco secured by certain loan types. There were no amounts outstanding under these lines or borrowing facilities at March 31, 2025, December 31, 2024 or March 31, 2024.

At March 31, 2025, December 31, 2024 and March 31, 2024, the Company had outstanding junior subordinated deferrable interest debentures, net of fair value adjustments, assumed in connection with its previous acquisitions totaling $8.7 million. At March 31, 2025, the Company had outstanding subordinated debt, net of costs to issue, totaling $63.8 million, compared to $63.7 million and $63.6 million at December 31, 2024 and March 31, 2024, respectively.

At March 31, 2025, December 31, 2024 and March 31, 2024, the Company had no other borrowings outstanding.

Shareholders’ Equity

Shareholders’ equity totaled $329.3 million at March 31, 2025, compared to $324.4 million at December 31, 2024, and $314.2 million at March 31, 2024. The increase at March 31, 2025, compared to December 31, 2024, reflects $5.7 million of net income during the current quarter and $2.1 million of other comprehensive income, net of taxes, during the current quarter, primary due to changes in the unrealized gain on available-for-sale securities,  partially offset by $1.3 million of common stock repurchases and $1.7 million of accrued cash dividends payable. At March 31, 2025, 413,305 shares remained available for future repurchases under the Company’s current stock repurchase plan.

The increase to shareholders’ equity for activity during the three months ended March 31, 2025, as compared to the three months ended March 31, 2024, primarily was due to a $3.2 million decrease in other comprehensive loss, net of taxes, partially offset by a $175,000 decrease in net income.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and their affiliates in California, Washington, New Mexico, Colorado and Nevada. The Bank is an Equal Housing Lender and a member of FDIC. The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions that are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to: adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a recession or slowed economic growth; changes in the interest rate environment, including the increases and decreases in the Federal Reserve benchmark rate and the duration at which such interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; review of the Company’s accounting, accounting policies and internal control over financial reporting; future acquisitions by the Company of other depository institutions or lines of business; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; increased competitive pressures, including repricing and competitors’ pricing initiatives, and their impact on our market position, loan, and deposit products;; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; environmental, social and governance goals; the potential for new or increased tariffs, trade restrictions or geopolitical tensions that could affect economic activity or specific industry sectors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission (“SEC”), which are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2025	2024	2024

Interest income
Loans, including fees	$27,149	$27,559	$25,257
Investment securities	2,454	2,450	1,956
Fed funds sold and interest-bearing balances in banks	2,649	3,731	4,115
FHLB dividends	249	249	272
FRB dividends	145	145	144
Total interest and dividend income	32,646	34,134	31,744
Interest expense
Deposits	8,683	9,462	8,227
Subordinated debt	891	891	893
Junior subordinated debt	192	207	217
Total interest expense	9,766	10,560	9,337
Net interest income	22,880	23,574	22,407
Provision for (reversal of) credit losses	642	(403)	252
Net interest income after provision for (reversal of) credit losses	22,238	23,977	22,155
Noninterest income
Gain on sale of loans	198	—	—
(Loss) gain on equity securities	(255)	(1,209)	573
Service charges and other fees	945	881	839
Loan servicing fees and other fees	389	393	392
Loss on investment in SBIC fund	(109)	(288)	(30)
Other income and fees	272	310	288
Total noninterest income	1,440	87	2,062
Noninterest expense
Salaries and employee benefits	9,935	9,659	10,036
Occupancy and equipment	2,136	2,179	2,154
Data processing	1,853	1,898	1,753
Other expense	2,065	2,240	2,128
Total noninterest expense	15,989	15,976	16,071
Income before provision for income taxes	7,689	8,088	8,146
Provision for income taxes	1,987	1,968	2,269
Net income	$5,702	$6,120	$5,877

Net income per common share:
Basic	$0.51	$0.55	$0.51
Diluted	0.51	0.55	0.51

Weighted average shares used to compute net income per common share:
Basic	11,136,058	11,123,944	11,525,752
Diluted	11,136,058	11,123,944	11,525,752

Comprehensive income
Net income	$5,702	$6,120	$5,877
Other comprehensive income (loss):
Change in unrealized gain (loss) on available-for-sale securities	2,928	(2,517)	696
Deferred tax (expense) benefit	(833)	679	(212)
Other comprehensive income (loss), net of tax	2,095	(1,838)	484
Comprehensive income	$7,797	$4,282	$6,361

BAYCOM CORP

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(Dollars in thousands)

	March 31,	December 31,	March 31,
	2025	2024	2024

Assets
Cash and due from banks	$21,037	$23,138	$20,379
Federal funds sold and interest-bearing balances in banks	235,512	340,894	327,953
Cash and cash equivalents	256,549	364,032	348,332
Time deposits in banks	—	249	996
Investment securities available-for-sale ("AFS"), at fair value, net of allowance for credit losses of $0 at March 31, 2025, December 31, 2024 and March 31, 2024	192,400	193,328	167,919
Equity securities, at fair value	12,865	13,120	13,158
Federal Home Loan Bank ("FHLB") stock, at par	11,313	11,313	11,313
Federal Reserve Bank ("FRB") stock, at par	9,648	9,645	9,630
Loans held for sale	276	2,216	1,684
Loans, net of deferred fees	1,966,668	1,952,896	1,886,730
Allowance for credit losses for loans	(18,500)	(17,900)	(18,890)
Premises and equipment, net	13,257	13,386	14,355
Core deposit intangible	2,430	2,693	3,610
Cash surrender value of bank owned life insurance policies, net	23,777	23,591	23,044
Right-of-use assets	13,965	13,383	13,460
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	40,312	43,718	46,530
Total Assets	$2,563,798	$2,664,508	$2,560,709

Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	$589,483	$688,996	$629,962
Interest-bearing deposits
Transaction accounts and savings	656,270	655,986	725,399
Premium money market	357,684	332,624	273,329
Time deposits	525,393	556,403	514,217
Total deposits	2,128,830	2,234,009	2,142,907
Junior subordinated deferrable interest debentures, net	8,665	8,645	8,585
Subordinated debt, net	63,779	63,736	63,609
Salary continuation plans	4,724	4,737	4,667
Lease liabilities	15,016	14,383	14,321
Interest payable and other liabilities	13,447	14,632	12,385
Total Liabilities	2,234,461	2,340,142	2,246,474

Shareholders’ Equity
Common stock, no par value	171,386	172,541	177,362
Accumulated other comprehensive loss, net of tax	(10,911)	(13,006)	(14,108)
Retained earnings	168,862	164,831	150,981
Total Shareholders’ Equity	329,337	324,366	314,235
Total Liabilities and Shareholders’ Equity	$2,563,798	$2,664,508	$2,560,709

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended
	March 31,	December 31,	March 31,
Selected Financial Ratios and Other Data:	2025	2024	2024

Performance Ratios:
Return on average assets (1)	0.89%	0.94%	0.92%
Return on average equity (1)	6.92	7.55	7.44
Yield earned on average interest-earning assets (1)	5.46	5.50	5.28
Rate paid on average interest-bearing liabilities (1)	2.49	2.58	2.40
Interest rate spread - average during the period (1)	2.97	2.92	2.88
Net interest margin (1)	3.83	3.80	3.72
Loan to deposit ratio	92.38	87.42	88.05
Efficiency ratio (2)	65.74	67.52	65.68
Charge-offs/(Recoveries), net	$102	$(3)	$3,372

Per Share Data:
Shares outstanding at end of period	11,089,682	11,121,475	11,377,117
Average diluted shares outstanding	11,136,058	11,123,944	11,525,752
Diluted earnings per share	$0.51	$0.55	$0.51
Book value per share	29.70	29.17	27.62
Tangible book value per share (3)	25.98	25.43	23.89

Asset Quality Data:
Nonperforming assets to total assets (4)	0.39%	0.36%	0.64%
Nonperforming loans to total loans (5)	0.51%	0.48%	0.87%
Allowance for credit losses on loans to nonperforming loans (5)	185.30%	189.08%	114.55%
Allowance for credit losses on loans to total loans	0.94%	0.92%	1.00%
Classified assets (graded substandard and doubtful)	$41,352	$32,716	$39,352
Total accruing loans 30‑89 days past due	10,751	6,654	2,625
Total loans 90 days past due and still accruing	150	220	—

Capital Ratios:
Tier 1 leverage ratio — Bank (6)	13.92%	13.42%	13.41%
Common equity tier 1 capital ratio — Bank (6)	17.23%	16.94%	16.91%
Tier 1 capital ratio — Bank (6)	17.23%	16.94%	16.91%
Total capital ratio — Bank (6)	18.17%	17.86%	17.87%
Equity to total assets — end of period	12.85%	12.17%	12.27%
Tangible equity to tangible assets — end of period (3)	11.42%	10.78%	10.79%

Loans:
Real estate	$1,774,638	$1,767,148	$1,707,064
Non-real estate	181,650	176,026	162,791
Nonaccrual loans	9,834	9,247	16,491
Mark to fair value at acquisition	223	326	392
Total Loans	1,966,345	1,952,747	1,886,738
Net deferred fees on loans	323	149	(8)
Loans, net of deferred fees	$1,966,668	$1,952,896	$1,886,730

Other Data:
Number of full-service offices	35	35	35
Number of full-time equivalent employees	320	324	345

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(6)	Regulatory capital ratios are for United Business Bank only.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains tangible book value per share and tangible equity to tangible assets, both of which are non-GAAP financial measures. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. Tangible equity and tangible common shareholders’ equity exclude intangible assets from shareholders’ equity, and tangible assets exclude intangible assets from total assets. For these financial measures, the Company’s intangible assets are goodwill and core deposit intangibles. The Company believes that these measures are consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents these measures to facilitate comparison of the quality and composition of the Company’s capital over time in comparison to its peers. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below:

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	March 31,	December 31,	March 31,
	2025	2024	2024

Tangible Book Value:
Total equity and common shareholders’ equity (GAAP)	$329,337	$324,366	$314,235
less: Goodwill and other intangibles	41,268	41,531	42,448
Tangible equity and common shareholders’ equity (Non-GAAP)	$288,069	$282,835	$271,787

Total assets (GAAP)	$2,563,798	$2,664,508	$2,560,709
less: Goodwill and other intangibles	41,268	41,531	42,448
Total tangible assets (Non-GAAP)	$2,522,530	$2,622,977	$2,518,261

Equity to total assets (GAAP)	12.85%	12.17%	12.27%
Tangible equity to tangible assets (Non-GAAP)	11.42%	10.78%	10.79%
Book value per share (GAAP)	$29.70	$29.17	$27.62
Tangible book value per share (Non-GAAP)	$25.98	$25.43	$23.89

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp